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                                                                    Exhibit 99.1



                             CBS CORPORATION REPORTS
                     RECORD RESULTS FOR SECOND QUARTER 1999

            PROFIT GROWTH UP DRAMATICALLY FOR ALL OPERATING SEGMENTS

                               NET REVENUES UP 13%
                           OPERATING CASH FLOW UP 55%
                           AFTER TAX CASH FLOW UP 55%
               EARNINGS PER SHARE OF $0.13 UP FROM $0.01 LAST YEAR

         NEW YORK, August 2, 1999 -- CBS Corporation (NYSE: CBS) today reported record operating results for the second quarter of 1999.

RESULTS FOR THE SECOND QUARTER OF 1999

         Net revenues for the second quarter were $1,678 million, as compared to $1,484 million for the second quarter of 1998, an increase of approximately 13%. The increase was due to revenue growth at the Company's television segment, at its out-of-home media subsidiary, Infinity Broadcasting Corporation (NYSE: INF), and at its cable segment, which had strong sales growth at its country lifestyle cable channels.

         Operating cash flow (defined as earnings before interest, taxes, depreciation and amortization, excluding special items, or EBITDA) for the second quarter of 1999 was $427 million, as compared to $275 million for the second quarter of 1998, an increase of approximately 55%. The increase in operating cash flow was driven by a record increase of 81% at the television segment. The Company's cable and Infinity segments also had record operating cash flow growth of 40% and 34% respectively during the second quarter. The increase in operating cash flow was due to revenue growth at the Company's television and cable segments, coupled with lower programming and operating costs, along with record revenue increases at Infinity.

         "I am very pleased with the Company's record operating performance," said Mel Karmazin, President and Chief Executive Officer, CBS Corporation. "The gains made in our television segment were dramatic, with EBITDA growth of 81% during the quarter, and the first Network prime time win in five years. Our country lifestyle cable networks also had double digit operating cash flow growth. And once again Infinity paced the Company with record performance across the board. During the quarter, we announced acquisitions in virtually all operating areas of the Company -- in television stations, the Internet, outdoor advertising and syndication. We believe these new investments will create significant value at both CBS and Infinity in the years ahead."


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CBS Corporation...2


         Net interest expense for the second quarter of 1999 was $46 million, as compared to $85 million in 1998's second quarter, a decrease of approximately 46%. This decrease was principally due to the lower debt levels as a result of proceeds received from Infinity's initial public offering in late 1998, proceeds from business dispositions, and strong cash flow from operations.

         Income taxes for the second quarter of 1999 were $130 million, as compared to $48 million for the second quarter of 1998, an increase of $82 million or approximately 171%. The increase is principally due to higher operating results.

         The Company's income from continuing operations for the second quarter of 1999, which includes certain special items discussed below, was $78 million, or $.11 per diluted share, as compared to $4 million for the second quarter of 1998, or $0.01 per diluted share, an increase of $74 million.

         The Company's reported net income for the quarter was $95 million, or $0.13 per diluted share, as compared to net income for the year-ago quarter of $4 million, or $0.01 per diluted share. The second quarter of 1999 includes a net gain of $18 million after tax on the disposal of certain discontinued operations discussed below.

         After tax cash flow (defined as income from continuing operations plus depreciation and amortization, as adjusted for minority interests) for the second quarter of 1999 was $217 million, as compared to $140 million for the second quarter of 1998, an increase of $77 million, or approximately 55%. However, as a result of the Company's substantial deferred tax position, after tax cash flow adjusted for cash taxes only was $331 million, an increase of $149 million or 82% from the second quarter of 1998.

         Acquisitions announced in the second quarter include:

         o Infinity Broadcasting Corporation entered into a definitive agreement by which Infinity will acquire Outdoor Systems, Inc. for approximately $8.7 billion, which includes the assumption of approximately $1.9 billion of debt;

         o The Company announced an agreement to acquire King World Productions, Inc. for $2.5 billion in common stock, adding the leading supplier of first-run syndicated programming to the Company's array of media assets;

         o CBS entered into definitive agreements to purchase KTVT-TV, the Network's affiliated station in Dallas-Ft. Worth, the nation's #7 market, and KEYE-TV, the Network's affiliate in Austin, Texas, in exchange for $485 million of CBS common stock and $160 million in cash, respectively. Both transactions are expected to close by the end of the year. Combined, the acquisitions will raise CBS's ownership position to television stations serving 34% of the United States;


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CBS Corporation...3


         o The Company continued its Internet expansion, with numerous announced promotion- for-equity swaps, including: a 50% stake in e-commerce site storeRunner.com; 33.3% of office.com, an online business service; 35% of Switchboard.com, an online directory for personal and business use; and 30% of ThirdAge.com, a site for the 45-64 demographic. The Company also signed a letter of intent for a similar promotion/equity arrangement with hollywood.com, an entertainment Internet destination.

         o More recently, CBS Corporation announced that it had signed definitive agreements to exchange promotion and advertising for a 35% interest in Medscape, Inc., which will produce a new consumer health site, CBS.Medscape.com, and a 20% interest in Rx.com, an online pharmacy.

         During the quarter, the Company's operating profit benefitted by $24 million resulting from the reduction in the need for certain restructuring charges previously recorded for the television segment, due to second-quarter 1999 changes in programming decisions and higher voluntary employee terminations. In addition, other income and expenses includes a $24 million provision for losses associated with the Company's indemnification of certain obligations that were assumed by the buyer in the sale of a majority stake in a previously divested cable unit.

         In addition, the Company also realized an $18 million after-tax gain on the disposal of discontinued operations, or $0.02 per diluted share, associated with the divestiture of former Westinghouse Electric Corporation businesses which were sold to Bechtel National, Inc.

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1999

         Net revenues for the six months ended June 30, 1999 were $3,446 million, as compared to $3,433 million for the six months ended June 30, 1998. Excluding the revenues associated with the 1998 Winter Olympics, net revenues for the six months ended June 30, 1999 increased by approximately 16%.

         Revenue increases were driven by industry-leading performance at Infinity, which experienced strong revenue growth of 36% during the first half. The Company's 1999 results also reflect the inclusion of operations of American Radio Systems (ARS) stations, which were acquired in June 1998. Excluding the effect of the Olympics and certain cable divestitures which occurred late in 1998, revenue growth was strong at the television and cable segments as well.

         EBITDA for the six months ended June 30, 1999 was $699 million, as compared to $546 million for the six months ended June 30, 1998, an increase of 28%. The increase in EBITDA was due to strong revenue performance, and the television and cable segments benefitted from cost containment efforts implemented during the prior year. Last year's EBITDA reflected a benefit associated with the 1998 Winter Olympics. Excluding the effect of the Olympics, EBITDA for the six months ended June 30, 1999, would have increased by approximately 53% over last year's first half.


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CBS Corporation...4

         Net interest expense for the six months ended June 30, 1999, was $97 million, as compared to $160 million in 1998's first half, a decrease of approximately 39%. This decrease was principally due to the lower debt levels as a result of proceeds received from Infinity's initial public offering in late 1998, proceeds from business dispositions, and strong cash flow from operations.

         Income taxes for the six months ended June 30, 1999 were $176 million, as compared to $95 million for the six months ended June 30, 1998, an increase of $81 million or 85%. The increase is principally due to higher operating results.

         Income from continuing operations for the six months ended June 30, 1999 was $103 million, or $0.15 per diluted share, as compared to $23 million, for the six months ended June 30, 1998, or $0.03 per diluted share, an increase of $80 million.

         The Company's reported net income for the six months ended June 30, 1999 was $482 million, or $0.68 per diluted share, which includes a net gain on the disposal of the discontinued operations discussed above, as well as the disposal of the former Westinghouse Electric Corporation businesses reported in the first quarter of 1999. Net income for the first half of 1998 was $23 million, or $0.03 per diluted share.

         After tax cash flow for the six months ended June 30, 1999 was $377 million, as compared to $289 million for the first half of 1998, an increase of $88 million, or approximately 30%. After tax cash flow adjusted for cash taxes only was $526 million for the six months ended June 30, 1999, an increase of $154 million or 41% from the first half of 1998.

         Pursuant to a previously authorized $3 billion stock buyback program, the Company to date has purchased almost 39 million shares of its common stock at a cost of approximately $1.3 billion.

         CBS Corporation, the world's largest pure-play media company, is composed of CBS Television, Cable and a majority stake of Infinity Broadcasting Corporation, its out-of-home media subsidiary. CBS Television is comprised of the CBS Television Network and 14 CBS owned television stations, seven of which are in the Top 10 markets. CBS Cable consists of two country networks and regional sports operations. Infinity Broadcasting Corporation operates 163 radio stations and TDI, the Company's outdoor business. Infinity recently entered into an agreement to acquire Outdoor Systems, Inc.

Note: Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CBS to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Reference is made to the Company's Annual Report on Form 10-K for the 1998 year and subsequent reports filed with the Securities and Exchange Commission for additional information concerning such risks and uncertainties.

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Contacts:      Gil Schwartz        CBS Corporation   212/975-2121
               Michael G. Silver   CBS Corporation   212/975-3161